EXHIBIT 99

Guidant Corporation

PRESS RELEASE

DATE:           October 16, 2003

CONTACTS:        Steven Tragash, Corporate Communications, 317-971-2031
                              Andy Rieth, Investor Relations, 317-971-2061

Guidant Reports Record Third Quarter Sales of $938 million, 15 Percent Sales Growth

     o Worldwide implantable defibrillator revenue of $385 million, up 48 percent
     o Worldwide stent revenue of $200 million, down 14 percent
     o Gross margin increases to 76.1 percent
     o Drug eluting stent program reaches clinical milestones during quarter; on track for first launch in 2005
     o Reported earnings per share from continuing operations of $0.47; adjusted earnings per share of $0.58
     o Full-year adjusted earnings per share guidance raised

Indianapolis, Ind.—October 16, 2003—Guidant Corporation (NYSE: GDT), a world leader in the treatment of cardiac and vascular disease, today reported record third quarter sales of $938 million, representing sales growth of $125 million or 15 percent versus the prior year (12 percent constant currency). Foreign currency translations favorably impacted revenue by $24 million, and net income by $6.6 million.

The company reported third quarter GAAP net income and earnings per share from continuing operations of $147 million and $0.47, respectively, reflecting a previously announced in-process research and development charge associated with the acquisition of bioabsorbable polymer technologies. Excluding this special item, adjusted net income and earnings per share from continuing operations were $183 million, a third quarter record, and $0.58 per share.

Please see the attached schedules and the Guidant website at www.guidant.com/investors for additional information, including a reconciliation of special items and discontinued operations.

Management Observations

“During the third quarter, the company recorded double digit revenue growth led by implantable defibrillator products to treat heart failure and prevent sudden cardiac death. The company also achieved important everolimus drug eluting stent milestones,” commented Ronald W. Dollens, president and CEO, Guidant Corporation. “The company continues to sustain a high level of profitability as our sales mix shifts from U.S. end-user stent sales to implantable defibrillators. Our gross margin for the third quarter represents year-over-year improvement and continues to be at the high end of our historical range.”

“Guidant continued to benefit from a strong implantable defibrillator market,” Dollens added. “Going forward, significant factors expected to support robust implantable defibrillator market growth include expanded Medicare reimbursement and coverage for implantable defibrillators and cardiac resynchronization therapy – defibrillator products and the publication in a major peer-reviewed journal of the final COMPANION heart failure clinical trial results.”

In commenting on Guidant’s drug eluting stent program, Dollens said, “During the quarter we reported key clinical milestones including the presentation of positive results of the FUTURE I and FUTURE II clinical trials and the submission of FUTURE I human data to European regulatory authorities. We look forward to reporting additional drug eluting stent program progress during the fourth quarter.”

Quarter Financial Highlights:

o     Guidant achieved double digit revenue growth in all major geographies worldwide.
o     Total sales excluding U.S. end-user coronary stents now represent 90 percent of total revenues and increased 26 percent.
o     Worldwide implantable defibrillator sales increased 48 percent to $385 million and U.S. sales grew 50 percent to $317 million.
o     Worldwide pacemaker sales increased 7 percent to $183 million and U.S. pacemaker sales recorded 4 percent growth to $117 million.
o     Worldwide coronary stent sales of $200 million declined 14 percent compared to the third quarter of 2002.
      — U.S. stent sales totaled $104 million, declining 33 percent, with $93 million from end-user sales, reflecting a 35 percent decline as drug eluting stent penetration continues to increase. U.S. end-user coronary stents now account for less than 10 percent of Guidant's worldwide revenues.
     —Worldwide stent pricing was flat versus the third quarter of 2002 and the second quarter of 2003.
o     Worldwide angioplasty, atherectomy and intravascular radiation product sales of $119 million grew 11 percent compared to the prior year’s third quarter.
o     Emerging therapy sales, including endovascular carotid, peripheral, biliary and cardiac surgery systems products, grew 23 percent over the prior year to $51 million.
o     Gross margin improved to 76.1 percent compared to 75.4 percent both in the second quarter of 2003 and the third quarter of 2002. The benefit was derived from favorable product mix shift to heart failure products and continued operational efficiencies.
o     A special item for the quarter includes a previously announced $35 million in-process research and development charge related to the acquisition of certain bioabsorbable polymer technologies from MediVas LLC.

Financial Guidance

Guidant also announced today sales guidance for the fourth quarter of $920 — $960 million. This range results in full-year sales of $3.68 — $3.72 billion.

Guidant raised full-year adjusted earnings guidance to $2.36 — $2.41. The company also announced fourth quarter adjusted earnings guidance of $0.55 — $0.60. Related GAAP earnings per share for the full year, including previously reported special items, would be $1.28 — $1.33.

Guidant provides earnings per share guidance on an adjusted basis from continuing operations because Guidant’s management believes that the presentation provides useful information to investors. Among other things, it may assist investors in evaluating the company’s operations period over period — which is also the basis on which it generally is most reasonable to forecast results. This measure may exclude such items as business development activities (including purchased in-process research and development (IPRD) at acquisition or upon attainment of milestones), strategic developments (including restructurings and product line changes) and significant litigation. Special items may be highly variable, difficult to predict, and of a size that sometimes has substantial impact on the company’s reported operations for a period. Generally, prospective quantification of them is not reasonable. For the year to date, the company has identified special items of $1.08 per share. The company continues to evaluate business development opportunities, which may generate additional IPRD charges in the balance of the year, and other special items may arise. Further, because the company provides guidance for continuing operations, guidance does not reflect matters classified as discontinued operations. As previously announced, the company anticipates recording total after-tax losses from discontinued operations of $100 to $125 million in 2003. As with guidance, the company provides historical net income and earnings per share on an adjusted basis. Management uses all of these measures internally for planning, forecasting and evaluating the performance of the business, including allocating resources and evaluating results relative to employee performance compensation targets. Investors should consider non-GAAP measures in addition to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP.

Earnings Webcast Information

As previously announced, Guidant will conduct a live webcast today, Thursday, October 16, at 11:00 a.m. ET. The live webcast of Guidant’s conference call will be accessible through Guidant’s website at www.guidant.com/webcast or at CCBN’s individual investor center at www.companyboardroom.com. The webcast will be archived on both websites for future on-demand replay. The webcast will also include presentation visuals. This earnings release will be archived at www.guidant.com and additional financial information will be available at www.guidant.com/investors.

The call will be hosted by Guidant’s President and CEO Ronald W. Dollens and will feature a review of current financial results. Also participating on the call will be Keith E. Brauer, vice president, finance and CFO; Fred McCoy, president, Cardiac Rhythm Management, and Dana G. Mead, Jr., president, Vascular Intervention.

System requirements for the webcast include Internet Explorer 5.0 (or higher) or Netscape Navigator 4.0 (or higher). Users also should have the most recent version of Windows Media Player, which can be downloaded for free at http://www.microsoft.com/windows/windowsmedia/en/download/. Users may experience varying levels of performance based on their connection speed, system capabilities and presence of a corporate firewall. To ensure a connection, users should go to the program five to 15 minutes before its start.

Guidant Corporation pioneers lifesaving technology, giving an opportunity for a better life today to millions of cardiac and vascular patients worldwide. The company, driven by a strong entrepreneurial culture of more than 11,000 employees, develops, manufactures and markets a broad array of products and services that enable less invasive care for some of life’s most threatening medical conditions. For more information, visit www.guidant.com.

Forward Looking Statements

This release includes forward-looking statements concerning financial guidance, business prospects, and progress with drug eluting stents (DES). The statements are based on assumptions about many important factors, including general business conditions; market trends and competition, including sales growth rates for defibrillator and pacemaker systems and company stent sales trends in light of the competitive introduction of drug eluting stents; satisfactory clinical and regulatory progress, particularly with respect to clinical trials relating to DES; any business development activities, including acquisitions that may result in IPRD; economic conditions, including exchange rates; litigation developments and the factors listed on exhibit 99 to Guidant’s most recent 10-Q. As such, they involve risks that could cause actual results to differ materially. The company does not undertake to update its forward-looking statements.

Guidant Corporation
Consolidated Statements of Income
(In millions, except per-share data)
(Unaudited)

	Three Months Ended September 30, 2003			Three Months Ended September 30, 2002
	Reported	Special Item (1)	As Adjusted	Reported
Net sales	$ 937.8		$ 937.8	$ 813.1
Cost of products sold	224.3		224.3	200.2

Gross profit	713.5		713.5	612.9

Research and development	141.4		141.4	101.9
Purchased in-process research and development	35.2	($35.2)	--	--
Sales, marketing and administrative	303.9		303.9	243.9
Interest, net	(1.0)		(1.0)	0.1
Royalties, net	17.0		17.0	13.8
Amortization	5.3		5.3	3.3
Other, net	0.2		0.2	6.1

Income from continuing operations before
income taxes	211.5	35.2	246.7	243.8
Income taxes	64.1	--	64.1	65.8

Tax rate	30.3%		26.0%	27.0%

Income from continuing operations	147.4	$35.2	$ 182.6	178.0

% of sales	15.7%		19.5%	21.9%
Loss from discontinued operations, net
of income taxes	(18.3)			(2.9)

Net Income	$ 129.1			$ 175.1

Earnings per share - basic
Income from continuing operations	$ 0.48	0.12	$ 0.60	$ 0.59

Loss from discontinued operations, net
of income taxes	(0.06)			(0.01)

Net income	$ 0.42			$ 0.58

Earnings per share - diluted
Income from continuing operations	$ 0.47	0.11	$ 0.58	$ 0.58

Loss from discontinued operations, net
of income taxes	(0.06)			(0.01)

Net income	$ 0.41			$ 0.57

Weighted average shares outstanding
Basic	306.64		306.64	302.09
Diluted	314.96		314.96	305.40

(1) In-process research and development recorded in conjunction with the acquisition of certain bioabsorable polymer technologies from           MediVas LLC

Guidant Corporation
Consolidated Statements of Income
(In millions, except per-share data)
(Unaudited)

	Nine Months Ended September 30, 2003			Nine Months Ended September 30, 2002
	Reported	Special Items (1)	As Adjusted	Reported	Special Items(2)	As Adjusted
Net sales	$ 2,758.4		$ 2,758.4	$ 2,295.0		$ 2,295.0
Cost of products sold	670.1		670.1	563.3		563.3

Gross profit	2,088.3		2,088.3	1,731.7		1,731.7

Research and development	385.3		385.3	298.7		298.7
Purchased in-process research and development	83.7	($83.7)	--	6.5	($6.5)	--
Sales, marketing and administrative	878.0		878.0	697.0		697.0
Interest, net	(4.1)		(4.1)	5.9		5.9
Royalties, net	48.2		48.2	38.7		38.7
Amortization	12.0		12.0	9.5		9.5
Other, net	6.0		6.0	13.2		13.2
Litigation, net	422.8	(422.8)	--	(137.1)	137.1	--
Foundation contribution	--		--	40.0	(40.0)	--
Restructuring charge	--		--	14.0	(14.0)	--

Income from continuing operations before
income taxes	256.4	506.5	762.9	745.3	(76.6)	668.7
Income taxes	30.0	168.3	198.3	208.0	(28.4)	179.6

Tax rate	11.7%		26.0%	27.9%		26.9%
Income from continuing operations	226.4	$338.2	$ 564.6	537.3	($48.2)	$ 489.1

% of sales	8.2%		20.5%	23.4%		21.3%
Loss from discontinued operations, net
of income taxes	(101.0)			(17.9)

Net Income	$ 125.4			$ 519.4

Earnings per share - basic
Income from continuing operations	$ 0.74	1.11	$ 1.85	$ 1.78	(0.16)	$ 1.62

Loss from discontinued operations, net
of income taxes	(0.33)			(0.06)

Net income	$ 0.41			$ 1.72

Earnings per share - diluted
Income from continuing operations	$ 0.73	1.08	$ 1.81	$ 1.75	(0.15)	$ 1.60

Loss from discontinued operations, net
of income taxes	(0.33)			(0.06)

Net income	$ 0.40			$ 1.69

Weighted average shares outstanding
Basic	304.79		304.79	301.44		301.44
Diluted	311.63		311.63	306.32		306.32

(1)     Special items include the following:
     o $35.2 million in-process research and development (IPRD) recorded in conjunction with the acquisition of certain bioabsorbable polymer technologies from MediVas LLC
     o $32.5 million IPRD primarily related to the Biosensors acquisition and the achievement of a performance milestone related to the six-month clinical data of the everolimus-eluting stent trial, FUTURE I
     o $16.0 million IPRD recorded in conjunction with the acquisition of a majority interest in Bioabsorbable Vascular Solutions
     o $422.8 million net litigation charge primarily related to the arbitration decision involving Cordis Corporation

(2)     Special items include the following:
     o $6.5 million IPRD for a co-exclusive license from Novartis Pharma AG and Novartis AG for the rights to utilize the drug everolimus in drug eluting stents
     o $137.1 million net litigation benefit resulting primarily from a $158.2 million award plus interest and costs against Medtronic, Inc.
     o $40.0 million contribution to the Guidant Foundation
     o $14.0 million for the restructuring of the peripheral product line of endovascular solutions

Guidant Corporation
Condensed Consolidated Balance Sheets
(In millions)

	September 30, 2003 (Unaudited)	December 31, 2002
Cash and short-term investments	$1,365.0	$1,025.1
Accounts receivable, net	796.9	693.9
Inventories	378.0	297.5
Other current assets	346.8	286.7

Total current assets	2,886.7	2,303.2

Other assets	808.0	768.8
Property and equipment, net	730.4	644.1

Total assets	$4,425.1	$3,716.1

Current liabilities, excluding short-term debt	$1,189.3	$ 859.0
Short-term debt	90.4	6.8

Total current liabilities	1,279.7	865.8

Long-term debt	358.0	361.7
Other noncurrent liabilities	158.4	166.8
Shareholders' equity	2,629.0	2,321.8

Total liabilities and equity	$4,425.1	$3,716.1